EXHIBIT 4.1

THIS EXCHANGED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

EXCHANGED PROMISSORY NOTE

Principal Amount: up to $1,500,000.00	Issuance Date: December 29, 2023
(as set forth on the Schedule of Borrowings attached hereto)	Exchange Date: [___], 2024

Chain Bridge I, a Cayman Islands exempted company (“Maker”), promises to pay to the order of Fulton AC I LLC, a Delaware limited liability company, or its registered assigns or successors in interest (“Payee”), or order, the principal sum of up to US$1,500,000.00 (as set forth on the Schedule of Borrowings attached hereto), in lawful money of the United States of America, on the terms and conditions described below.  All cash payments on this Exchanged Promissory Note (this “Note”), when due and payable hereunder, shall be made by check or wire transfer of immediately available funds or as otherwise determined by Maker to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.  This Note has been issued pursuant to that certain Exchange Agreement, dated as of May 9, 2024 (the “Exchange Date”), by and between the Maker and the Payee, in exchange for that certain delayed draw promissory note, with an aggregate principal amount outstanding as of the Exchange Date as set forth on the Schedule of Borrowings attached hereto.

1.Principal.  The principal amount of this Note and any other amounts payable hereunder, shall be due and payable in full upon the later of (i) June 29, 2025 (the “Maturity Date”) and (ii) the consummation of the Maker’s initial business combination (the “Business Combination”).  The principal balance may be prepaid at any time without penalty.

2.Interest.  No interest shall accrue on the unpaid principal balance of this Note.

3.Application of Payments.  All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable and documented attorney’s fees and finally to the reduction of the unpaid principal balance of this Note.

4.Events of Default.  If any of the following shall occur (each a “Default”): (a) Maker fails to pay, when due, all or any part of any principal or other payment required to be made hereunder; or (b) any representation or warranty made by Maker in this Note shall have been incorrect in any material respect when made; or (c) Maker shall fail to perform or observe any term, covenant or agreement contained herein to be performed or observed by it; or (d) Maker shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any such person or entity seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such person or entity or for any substantial part of its property; or Maker shall take any action to authorize or effect any of the actions set forth above in this clause (d); or (e) any provision of this Note shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability thereof shall be contested by Maker, or a proceeding shall be commenced by Maker or any person seeking to establish the invalidity or unenforceability thereof, or Maker shall deny that Maker has any liability or obligation hereunder; then, Payee may (i) declare the unpaid principal balance hereof and all other sums payable hereunder to be immediately due and payable, whereupon the sum of (x) the outstanding principal amount of this Note and (y) any other amounts outstanding hereunder shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) exercise any and all of its other rights under applicable law and/or hereunder.  Notwithstanding the foregoing, Maker shall not be obligated to pay in cash any amounts due and payable under this Note, including, without limitation, in connection with any Default under this Section 4, until after the time of consummation of the Business Combination.

5.Exchange Right.  Notwithstanding anything herein to the contrary, if Payee participates in a Subsequent Placement (as defined below), Payee may, in accordance with Section 3(a)(9) of the Securities Act, at its option as elected in writing to the Maker, satisfy the purchase price of the securities to be sold to Payee in such Subsequent Placement, in whole or in part, with all, or any part, of the portion of this Note then outstanding and elected by the Holder to be subject to such exchange (the “Exchanging Note Amount”) valued at 135% of the Exchanging Note Amount delivered by Payee as payment therefor.  “Subsequent Placement” means the direct or indirect, issuance, offer, sale or grant of any option or right to purchase, or otherwise dispose of any of the Maker’s (or announcement of any issuance, offer, sale, grant of any option or right to purchase or other disposition of) equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable for ordinary shares of the Maker.

6.Waivers.  Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7.Unconditional Liability.  Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

8.Notices.  All notices, statements or other documents which are required or contemplated by this Note shall be:  (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

9.Governing Law.  THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS NOTE SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTIONS) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTIONS OTHER THAN THE STATE OF DELAWARE.

10.Severability.  Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.Trust Waiver.  Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account that has been established by Maker in which the proceeds of the initial public offering conducted by the Maker (the “IPO”) and the proceeds of the sale of certain warrants issued by Maker to Payee in a private placement that occurred in connection with the consummation of the IPO were deposited, as described in greater detail in the registration statement and prospectus filed by Maker with the Securities and Exchange Commission in connection with the IPO, and Payee hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

12.Amendment; Waiver.  Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee.

13.Assignment.  Other than in connection with the Business Combination, no assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the above Exchange Date, but effective as of the Effective Date.

Chain Bridge I
a Cayman Islands exempted company

By:

	Name:	Andrew Kucharchuk
	Title:	Chief Financial Officer

SCHEDULE OF BORROWINGS

The following increases or decreases in this Promissory Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Promissory Note	Amount of increase in Principal Amount of this Promissory Note	Principal Amount of this Promissory Note following such decrease or increase